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                                                                    EXHIBIT 99.1


         Target Therapeutics Announces Strong Revenue Growth in Third Fiscal Quarter

         FREMONT, Calif., Jan. 29 /PRNewswire/ -- Target Therapeutics (Nasdaq:
TGET) today reported that revenues in the third quarter of fiscal 1997, ended December 31, 1996, reached $23.9 million compared with $19.0 million recorded in the comparable period of fiscal 1996. Exclusive of initial stocking orders in the United States for the company's Guglielmi Detachable Coil (GDC(R)), which comprised $1.2 million and $1.4 million of revenues in the fiscal 1997 and 1996 three-month periods, respectively, revenues grew 29 percent in the third quarter of 1997.

         For the first nine months of 1997, the company posted revenues of $68.0 million compared with $48.6 million in the first nine months a year ago. Of those amounts, $4.0 million and $1.6 million of revenues in the fiscal 1997 and 1996 nine-month periods, respectively, were attributable to initial stocking orders for the GDC. The GDC was cleared for commercialization in the United States in September 1995.

         The Company reported net income for the third quarter of 1997 of $3.8 million, or $0.25 per share. This compares with $3.6 million, or $0.24 per share, recorded in the third quarter of 1996. For the first nine months of fiscal 1997, Target reported a net loss of $3.6 million, or $0.24 per share, which includes a $14 million write-off of in process research and development related to the Company's May 23, 1996 acquisition of Interventional Therapeutics Corporation (ITC). Exclusive of the acquisition-related write-off, net income for the first nine months of fiscal 1997 was $10.4 million, or $0.67 per share. Net income for the first nine months of 1996 was $8.5 million, or $0.56 per share.

         Commenting on the results of the quarter and recent developments, Gary
R. Bang, Target's president and chief executive officer, said, "During the quarter we continued to demonstrate solid business management resulting in high revenue growth and sustained profitability. Last week we announced the signing of a definitive merger agreement with Boston Scientific Corporation. We believe this move is of strategic benefit to both companies, and we look forward to concluding that transaction in the second calendar quarter of this year."

         Except for the historical information contained herein, the matters discussed in this press release are forward looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Initial stocking orders should not be viewed as indicative of future results as repeat orders for the GDC will be driven largely by the number of procedures performed by physicians. Actual results may differ significantly from results discussed in the forward looking statements. Actual results may be affected by, among other things, risks and uncertainties related to new product development cycles, research and development activities, regulatory approvals of new products, introduction of competitive products by others, third-party reimbursement, physician training, and other factors set forth from time to time in the Company's Securities and Exchange Commission filings, including the Company's Form 10-Q for the quarter ended September 30, 1996.

         Founded in 1985, Target Therapeutics, Inc. develops, manufactures and markets specialized disposable micro-catheters, guidewires, micro-coils, silicone balloons, embolics and
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angioplasty products. These therapeutic devices are used in minimally-invasive procedures to reach disease sites throughout the body via the circulatory system. The Company's products allow highly targeted treatment of diseased, ruptured or blocked vessels of the brain responsible for stroke, as well as other disease sites in the body that are accessible through small vessels of the circulatory system.


                            TARGET THERAPEUTICS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               (in thousands, except per share amounts; unaudited)
--------------------------------------------------------------------------------

                                    Three months ended     Nine months ended
                                        December 31,          December 31,
                                      1996       1995       1996       1995
                                    --------   --------   --------   --------
Revenue                             $ 23,932    $18,980   $68,025    $48,625
Costs and expenses:
     Cost of sales                     7,510      5,560    20,852     14,952
     Research and development          4,873      3,426    14,768      9,081
     Acquired in-process research
        and development                   --         --    14,000         --
     Selling, general and
        administrative                 6,479      5,248    19,041     14,247
          Total costs and expenses    18,862     14,234    68,661     38,280
Income/(loss) from operations          5,070      4,746      (636)    10,345
Interest income, net                     380        453     1,171      1,323
Other income                             418        133     1,289        644
Minority interest                       (356)      (159)     (714)      (243)
Income before income taxes             5,512      5,173     1,110     12,069
Provision for income taxes             1,709      1,552     4,684      3,615
Net income/(loss)                   $  3,803    $ 3,621   $(3,574)   $ 8,454
Net income/(loss) per share         $   0.25    $  0.24   $ (0.24)   $  0.56
Shares used in calculation of net
Income/(loss) per share               15,517     15,408    14,828     15,156


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                              OTHER FINANCIAL DATA
                            (In thousands: unaudited)
--------------------------------------------------------------------------------

                                                 Dec. 31,  March 31,
                                                   1996      1996
                                                ---------  ---------
Working capital (A)                             $ 64,663   $ 72,729
Total assets (A)                                 115,749    114,275
Long-term obligations                                416        128
Stockholders' equity (B)                          89,109     90,838


         (A) Includes the carrying value of the Company's investment in Conceptus, Inc. ($14.5 million and $20.5 million at December 31, 1996 and March 31, 1996, respectively.)

         (B) Includes unrealized gains related to the Company's investment in Conceptus, Inc. ($8.7 million and $12.3 million at December 31, 1996 and March 31, 1996, respectively.)


SOURCE: Target Therapeutics, Inc.

CONTACT: investors and analysts, Robert E. McNamara of Target Therapeutics, 510-440-7700; or media, Jonathan Greer of Edelman Public Relations, 415-433-5381, for Target Therapeutics.


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